For Release on 10/31/02
Contact:     Shannan B. Guthrie
             PR Manager, PennRock Financial Services Corp.
Contact:     717/ 354-3612

              PENNROCK FINANCIAL SERVICES ANNOUNCES
              ACQUISITION OF PENSION CONSULTING FIRM
                 Pension Consulting Services Inc.

Blue Ball, Pa:  PennRock Financial Services Corp. (Nasdaq:
PRFS), owner of Blue Ball National Bank and The National Advisory Group Inc. ("National"), announced today that it has completed the acquisition of Pension Consulting Services, Inc. ("PCS") of New Jersey for an undisclosed price. The acquisition of PCS will enhance the retirement plan administration and pension plan services already provided through The National Advisory Group.

PCS will retain its name and function as a wholly owned subsidiary of PennRock. Operations and personnel will relocate to Dresher, Pa and work out of the same office as National.

"The acquisition of Pension Consulting Services, Inc. is a significant addition for PennRock," said Melvin Pankuch, Executive Vice President and CEO of PennRock. "Adding PCS to our corporate structure and line of products, will provide clients with specialized services for retirement plans, thus enhancing the services already provided by National and the Financial Services Division of Blue Ball National Bank. As well, this will allow us to offer such services as assets management and daily valuations to the clients of PCS."

PCS will contribute nearly 1000 clients to the PennRock family.
The investment products, banking services, and pension expertise provided by National and Blue Ball National Bank will be available to the client base of PCS, which is located primarily in PA, MD, NJ, and Delaware. PCS will also provide an additional source of non-interest income to PennRock.

Located in Pennsauken, NJ, PCS is a Third Party Administrator for small to medium sized, highly successful business and professional corporation retirement plans. PCS was formed in 1978 by three attorneys who, through their law firm, then and now, have a significant practice in the field of customer retirement plan design.

PennRock, headquartered in Blue Ball, PA is a bank holding company with over $1 billion in consolidated assets. Blue Ball National Bank, a wholly owned subsidiary of PennRock, provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and south-eastern Pennsylvania. The National Advisory Group offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. For more information about PennRock go to www.pennrock.com.

This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based upon PennRock Financial Services Corp.'s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. Such statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potentially significant risks and uncertainties. Accordingly, actual results may differ materially from those discussed in such forward-looking statements. Factors, which might cause such a difference, include, but are not limited to, possible changes in legislation or regulations and changes in economic, competitive, and technological conditions, which could affect PennRock Financial Services Corp.'s operations, pricing, products, and services.